Exhibit 99.2

SELECT INCOME REIT

CHARTER OF THE COMPENSATION COMMITTEE

Adopted [                                         ], 2012

I.  PURPOSE

The primary purpose and function of the Compensation Committee (the “Committee”) is to discharge the responsibilities of the Board of Trustees (the “Board”) of Select Income REIT (the “Company”), or to assist the Board in discharging its responsibilities related to: (i) the review and approval of the business and property management agreements of the Company; (ii) the evaluation of performance by the business and property management services provider under such agreement(s); (iii) the evaluation of the expenses, costs and compensation paid under such business and property management agreements, the approval of such expenses, costs and compensation and the determination regarding continuance of or changes to such agreements; (iv) the evaluation of services provided by the individuals who serve as President, Treasurer or any other executive officer of the Company; (v) the evaluation of compensation paid by the Company directly, if any, to any individual who serves as an executive officer of the Company or any employee of the Company’s business and property management services provider; (vi) the evaluation of the services provided by the person serving as the director of internal audit for the Company; (vii) the review of compensation of the person serving as the director of internal audit for the Company; and (viii) the approval, evaluation and administration of all equity compensation plans of the Company.

The Committee is also responsible for producing a report of the Committee for inclusion in the Company’s annual proxy statement in accordance with applicable rules and regulations.

II.  COMPOSITION

The Committee shall be comprised of three or more trustees as determined by the Board, each of whom shall meet the independence and other qualification requirements of the Rules of the New York Stock Exchange, subject to applicable exceptions permitted thereunder, and any other applicable laws and regulations.  In addition, all members of the Committee must qualify as “non-employee” trustees within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and must meet the “outside director” requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

The members of the Committee shall be elected by the Board or an authorized committee thereof, and vacancies on the Committee shall be filled as provided in the Company’s Bylaws.  Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III.  RESPONSIBILITIES AND DUTIES

The following are activities of the Committee designed to promote the fulfillment of its functions as described in this Charter (these functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances):

1.               The Committee shall annually (i) review the business and property management agreements of the Company and evaluate the performance of the business and property management services providers under such agreements, (ii) approve, renew, amend, terminate or allow to expire any such agreement or approve the Company entering into any other such agreement in replacement thereof or in addition thereto, and (iii) evaluate the expenses, costs and compensation paid by the Company under any such agreements and approve any such expenses, costs and compensation required to be approved by the Company under such agreements.

2.               The Committee shall review and approve goals and objectives relevant to compensation, if any, paid directly by the Company to its President, evaluate the performance of its President in light of those goals and objectives, and determine and approve compensation, including any equity based compensation, paid directly by the Company, if any, to its President based on this evaluation.

3.               The Committee shall annually review and approve the compensation paid directly by the Company, including any equity based compensation, to the Treasurer and any other non-CEO senior executives of the Company who are also senior executives of the Company’s business and property management services provider.  The Committee shall consult with the President with respect to this review and approval.

4.               The Committee shall consult with the CEO with respect to the Committee’s determination of any equity based awards, and its recommendation to the Board for approval of any cash compensation, paid directly by the Company to all other officers of the Company not referred to in items III.1. or III.2. above.

5.               The Committee shall administer and have authority to make grants under the Company’s 2012 Equity Compensation Plan, as amended from time to time, and such other equity based plans as to which the Board may from time to time delegate authority to the Committee to administer or make grants thereunder.

6.               The Committee shall annually evaluate the performance of the person serving as the director of internal audit for the Company and determine his (her) compensation, including determining the Company’s allocated share of such compensation and related costs and expenses, as contemplated by the Company’s business management agreement.

7.               The Committee shall not approve any new arrangement or material modification to any existing arrangement in which the Company, directly or indirectly, extends or maintains credit, arranges for the extension of credit or renews an extension of credit, in the form of a personal loan to any trustee or executive officer of the Company.

8.               The Committee shall annually review and discuss with management a draft of the Company’s Compensation Discussion and Analysis to be included in the Company’s Annual Report on Form 10-K and annual proxy statement.  In connection with such review, the Committee shall produce a report of the Committee as required by Securities and Exchange Commission rules to be included in the annual proxy statement.

9.               The Committee shall review and consider the incentives and risks associated with the Company’s compensation policies and practices.

10.         To the extent law requires a vote of the Company’s shareholders on the approval of the Company’s executive compensation, the Committee may consider the frequency as to which such a vote should occur in accordance with law.

11.        The Committee shall have the sole authority to retain and terminate any compensation consultant to be used to assist in the performance of its duties and shall have sole authority to approve fees and other retention terms of any such consultant.  The Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors in connection with its responsibilities and duties under this Charter.

12.         The Committee shall make regular reports to the Board.

13.         The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.  The Committee shall annually evaluate its own performance and report that it has done so to the Board.

14.         The Committee shall perform such other duties as the Board may assign to it from time to time.

IV.  GENERAL PROVISIONS

It is expected that the Committee will meet at least one time each year or more frequently as the circumstances require.  Meetings of the Committee shall be called and held, and the Committee may act by written consent in lieu of a meeting, as provided in the Company’s Amended and Restated Bylaws, as such may be further amended from time to time.

The Committee is by this Charter delegated the powers of the Board necessary to carry out its purposes, responsibilities and duties provided in this Charter or reasonably related to those purposes, responsibilities and duties.

The Committee may form and delegate authority to subcommittees of one or more members when appropriate.  Any subcommittee shall be subject to this Charter.  The decisions of any subcommittees to which authority is delegated under this paragraph shall be presented to the full Committee at its next regularly scheduled meeting.